MassRoots Releases Competitive Landscape and Updated Investor Deck

DENVER, April 13, 2015 -- MassRoots (OTCQB:MSRT), one of the largest and most active social networks for the cannabis community, is pleased to release its competitive landscape and updated investor deck. MassRoots does not believe it currently faces any significant competition in the social network for the cannabis community niche; however, over the coming months, we expect to actively compete with primarily web-based cannabis services, such as WeedMaps and Leafly, for dispensaries' advertising budgets.

WeedMaps is a dispensary locator service that was founded in 2007 and was receiving approximately 6 million monthly pageviews as of December 31, 2013. It has not disclosed its registered users. WeedMaps was projecting over $25 million in annual revenue and is raising at a reported $300 million valuation as of June 17, 2014.

Leafly is a strain resource guide that was founded in 2010 and was receiving around 5 million monthly page views as of April 2015. As of June 30, 2014, it had 270,000 registered users and was projecting over $9 million in annual revenue. Privateer Holdings, the parent company of Leafly and several other cannabis-related businesses, recently closed a round of funding at a reported $425 million valuation.

MassRoots is a social network for the cannabis community that was founded in 2013 and does not currently disclose its monthly page views as its userbase is primarily app-based. As of March 31, 2015, the company had 275,000 registered users and was projecting minimum revenue for 2015 as MassRoots' primary focus is building its userbase. As of April 10, 2015, MassRoots was trading at approximately a $44 million market capitalization.

Over the coming months, MassRoots plans to implement many of the utilities WeedMaps and Leafly offer as added-in features of our community. We believe that while you can replicate a map and duplicate a strain database, you cannot just replicate relationships and you cannot duplicate a community. As with any social App, recurring engagement and network effects are MassRoots' primary competitive advantage.

In January 2015, MassRoots led a successful effort to reform the App Store's social cannabis application policies. As an unintended consequence of our success, several applications have launched to compete with MassRoots and in some cases, have blatantly copied our strategies and plagiarized our talking points. None of these competitors have reached a critical mass of users nor have they built a base of investors and as such, we do not view them as significant competitors.

We believe that just as Tinder has become the primary dating app and Uber, the dominant taxi application, the cannabis industry will coalesce around one preeminent platform. My team and I are tirelessly working on building MassRoots into the dominant app and software brand for the cannabis industry.

MassRoots also released an updated investor deck, available at Corporate.MassRoots.com/Presentations.

About MassRoots

MassRoots is one of the largest and most active communities of cannabis consumers with 275,000 registered users. It is proud to be affiliated with the leading organizations in the cannabis industry, including the ArcView Group and National Cannabis Industry Association. MassRoots has been covered by Fortune, BBC, Cannabist, New York Times and Business Insider. For more information, please visit Corporate.MassRoots.com.

This information does not constitute an offer to sell or a solicitation of an offer to buy securities or assets of MassRoots. All information presented herein with respect to the existing business and the historical operating results of MassRoots and estimates and projections as to future operations are based on materials prepared by the management of MassRoots and involve significant elements of subjective judgment and analysis which may or may not be correct. While the information provided herein is believed to be accurate and reliable, MassRoots makes no representations or warranties, expressed or implied, as to the accuracy or completeness of such information. In furnishing this information, MassRoots reserves the right to amend or replace some or all of the information herein at any time and undertakes no obligation to provide the recipient with access to any additional information. Nothing contained herein is or should be relied upon as a promise or representation as to the future

Forward-Looking Statements:

Certain matters discussed in this announcement contain statements, estimates and projections about the growth of MassRoots' advertising business and our related advertising strategy. Such statements, estimates and projections may constitute forward-looking statements within the meaning of the federal securities laws. Important factors that could cause our actual results to differ materially from those anticipated by the statements made herein include, among others, the success of our advertising initiatives, the continued growth and engagement of our user base, and unforeseen technical or other problems or issues that could affect the performance of our products or our business. Further information on our risk factors is contained in our filings with the SEC, including our Registration Statement on Form S-1 filed with the SEC on August 26, 2014. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them.  Any forward-looking statement made by us herein speaks only as of the date on which it is made. MassRoots undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The recipient of this information is cautioned not to place undue reliance on forward-looking statements.